EXHIBIT 10.5

IMAX CORPORATION

AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN
FORM OF PERFORMANCE STOCK UNIT AWARD AGREEMENT

THIS PERFORMANCE STOCK UNIT AGREEMENT (the “Agreement”) is made effective as of _________ (the “Date of Grant”) between IMAX Corporation, a Canadian corporation (the “Company”), and _________ (the “Participant”).

This Agreement sets forth the general terms and conditions of performance stock units that vest upon the achievement of performance criteria (“PSUs”).  By accepting the PSUs, the Participant agrees to the terms and conditions set forth in this Agreement and the IMAX Corporation Amended and Restated Long-Term Incentive Plan (the “IMAX LTIP”) as well as the Employment Agreement between _________ and the Company, dated as of _________ (the “Employment Agreement”).

Capitalized terms not otherwise defined herein shall have the same meanings as in the IMAX LTIP.

1.Grant of the PSUs.  Subject to the provisions of this Agreement and the IMAX LTIP, the Company hereby grants to the Participant a target award comprised of _________ PSUs subject to the performance measure or performance measures detailed in Exhibit A (collectively, the “Target Award”), subject to adjustment as set forth in the IMAX LTIP.  The number of PSUs to which the Participant will be entitled as of the Scheduled Vesting Date (defined below) (the “Earned PSUs”) will be based on (i) the Target Award and (ii) the Company’s performance against the performance measures set forth on Exhibit A over a three-year performance period extending from January 1 of the year of grant to December 31 of the second year following the year of grant (the “Performance Period”), as well as other terms and conditions of this Agreement.  Each Earned PSU gives the Participant the unsecured right to receive, subject to the terms and conditions of the IMAX LTIP and this Agreement, one Common Share.  The Participant shall not be required to pay any additional consideration for the issuance of the Common Shares upon settlement of the Earned PSUs.

2.Vesting Schedule.  Subject to the terms and conditions hereof, the Earned PSUs shall vest in full promptly following the public disclosure of the Company’s financial results for the second year following the year of grant (the “Scheduled Vesting Date”), unless previously cancelled or forfeited in accordance with the provisions of the IMAX LTIP or this Agreement.

3.Settlement.  Each Earned PSU shall be settled by delivery of one Common Share within thirty (30) days following the Scheduled Vesting Date (the “Settlement Date”); provided, however, that in no event shall settlement occur later than March 15th of the year following the Scheduled Vesting Date.

4.Termination of Employment Generally.  In the event that the Participant’s employment with the Company terminates for any reason, including termination with or without Cause, resignation with or without Good Reason, death, Disability or retirement (each term as defined in the Employment Agreement), the Target Award shall be treated as set forth in the Employment Agreement.

5.Termination upon Achievement of Service Factor.  If the Participant’s employment with the Company terminates prior to the Scheduled Vesting Date as a result of the Participant’s resignation after the achievement of the

Service Factor, the PSUs shall continue to vest in accordance with the Scheduled Vesting Dates.  For purposes of this Agreement, “Service Factor” shall mean the Participant’s resignation (i) at or after attaining age 55 and (ii) following the Participant’s continuous service with the Company or any of its Subsidiaries and Affiliates for at least ten (10) years, or such other resignation by the Participant that is deemed by the Committee to be an achievement of the Service Factor, provided that the Participant provides the Company a six (6)-month written notice of the Participant’s intent to resign.

6.Change of Control.  In the event of a Change of Control, the Target Award shall be treated as set forth in the Employment Agreement or the IMAX LTIP, as applicable.

7.Nontransferability of PSUs.  Unless otherwise determined by the Committee pursuant to the terms of the IMAX LTIP, the PSUs may not be transferred, pledged, alienated, assigned or otherwise attorned other than by last will and testament or by the laws of descent and distribution or pursuant to a domestic relations order, as the case may be.

8.Rights as a Shareholder.  The Participant shall have no rights as a shareholder with respect to the Common Shares underlying the PSUs.  Upon settlement, the Participant shall have all rights as a shareholder with respect to the Common Shares delivered to the Participant, if any, including, without limitation, voting rights and the right to receive dividends.

9.Dividend Equivalents.  If, after the Date of Grant and prior to the applicable Settlement Date, dividends with respect to the Common Shares are declared or paid by the Company, the Participant, upon settlement of Earned PSUs in accordance with Section 3, shall be entitled to receive dividend equivalents in an amount, without interest, equal to the cumulative dividends declared or paid on a Common Share, if any, during such period multiplied by the number of Earned PSUs.  Dividend equivalents will be subject to the same terms and conditions of this Agreement applicable to the Earned PSUs.  The dividend equivalents will be paid on the applicable Settlement Date for the underlying Earned PSUs in cash or Common Shares, as determined by the Company in its discretion.  If the underlying Earned PSUs are cancelled prior to the applicable Settlement Date for any reason, any accrued and unpaid dividend equivalents shall be cancelled.

10.No Entitlements.

(a)No Right to Continued Employment.  This Agreement does not constitute an employment agreement and nothing in the IMAX LTIP or this Agreement shall modify the terms of the Participant’s employment, including, without limitation, the Participant’s status as an “at will” employee of the Company, if applicable. None of the IMAX LTIP, the Agreement, the grant of the PSUs, nor any action taken or omitted to be taken shall be construed (i) to create or confer on the Participant any right to be retained in the employ of the Company, (ii) to interfere with or limit in any way the right of the Company to terminate the Participant’s employment at any time and for any reason or (iii) to give the Participant any right to be reemployed by the Company following a termination of employment for any reason.

(b)No Right to Future Awards.  This award of PSUs and all other equity‑based awards under the IMAX LTIP are discretionary.  This award does not confer on the Participant any right or entitlement to receive another award of PSUs or any other equity-based award at any time in the future or in respect of any future period.

11.Taxes and Withholding.  The Participant must satisfy any federal, state, provincial, local or foreign tax withholding requirements applicable with respect to the settlement of the Earned PSUs. The Company may require or permit the Participant to satisfy such tax withholding obligations through the Company withholding Common Shares that would otherwise be received by such individual upon settlement of the Earned PSUs.  The obligations of the Company to deliver the Common Shares under this Agreement shall be conditioned upon the Participant’s payment of all applicable taxes and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

12.Breach of Restrictive Covenants.  If the Participant materially breaches any of the restrictive covenants set forth in the Employment Agreement or any other agreement with the Company or any of its Subsidiaries or Affiliates (including, without limitation, any restrictive covenants relating to non-competition, non-solicitation or confidentiality), then all of the PSUs (whether or not vested) shall terminate and be cancelled without consideration being paid therefor.

13.Securities Laws.  The Company shall not be required to issue Common Shares in settlement of or otherwise pursuant to the Earned PSUs unless and until (i) the Common Shares have been duly listed upon each stock exchange on which the Common Shares are then registered; (ii) a registration statement under the Securities Act of 1933, as amended, with respect to such Common Shares is then effective; and (iii) the issuance of the Common Shares would comply with such legal or regulatory provisions of such countries or jurisdictions outside the United States as may be applicable in respect of the Earned PSUs. In connection with the grant of the PSUs or vesting of the Earned PSUs, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.

14.Miscellaneous Provisions.

(a)Notices.  Any notice necessary under this Agreement shall be addressed to the Company in care of its Corporate Secretary at the principal executive office of the Company and to the Participant at the address appearing in the records of the Company for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other.  Notwithstanding the foregoing, the Company may deliver notices to the Participant by means of email or other electronic means that are generally used for employee communications.  Any such notice shall be deemed effective upon receipt thereof by the addressee.

(b)Headings.  The headings of sections and subsections are included solely for convenience of reference and shall not affect the meaning of the provisions of this Agreement.

(c)Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(d)Incorporation of IMAX LTIP; Entire Agreement.  This Agreement, the Target Award and the Earned PSUs shall be subject to the IMAX LTIP, the terms of which are incorporated herein by reference, and in the event of any conflict or inconsistency between the IMAX LTIP and this Agreement or the Employment Agreement, the IMAX LTIP shall govern.  This Agreement, the Employment Agreement and the IMAX LTIP constitute the entire agreement between the parties hereto with regard to the subject matter hereof.  They supersede all other agreements, representations or understandings (whether oral or written and whether express or implied) that relate to the subject matter hereof.  The Participant acknowledges receipt of the IMAX LTIP, and represents that the Participant is familiar with its terms and provisions.

(e)Amendments.  Subject to all applicable laws, rules and regulations, the Committee shall have the power to amend this Agreement at any time provided that such amendment does not adversely affect, in any material respect, the Participant’s rights under this Agreement without the Participant’s consent.  Notwithstanding the foregoing, the Company shall have broad authority to alter or amend this Agreement and the terms and conditions applicable to the PSUs without the consent of the Participant to the extent it deems necessary or desirable in its sole discretion (i) to comply with or take into account changes in, or rescissions or interpretations of, applicable tax laws, securities laws, employment laws, accounting rules or standards and other applicable laws, rules, regulations, guidance, ruling, judicial decision or legal requirement, (ii) to ensure that the Earned PSUs are not subject to taxes, interest and penalties under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), (iii) to take into account unusual or nonrecurring events or market conditions, or (iv) in any other manner set forth in Section 15 of the IMAX LTIP.  Any amendment, modification or termination shall, upon adoption, become and be binding on all persons affected thereby without requirement for consent or other action with respect thereto by any such person.  The Committee shall give written notice to the Participant in accordance with Section 13(a) of any such amendment, modification or termination as promptly as practicable after the adoption thereof.  The foregoing shall not restrict the ability of the Participant and the Company by mutual consent to alter or amend the terms of the PSUs in any manner that is consistent with the IMAX LTIP and approved by the Committee.

(f)Section 409A.

(i)The PSUs are intended to constitute “short-term deferrals” for purposes of Section 409A of the Code and the regulations and guidance promulgated thereunder (“Section 409A”).  If any provision of the IMAX LTIP or this Agreement would, in the reasonable good faith judgment of the Committee, result or likely result in the imposition on the Participant, a beneficiary or any other person of a penalty tax under Section 409A, the Committee may modify the terms of the IMAX LTIP or this Agreement, without the consent of the Participant, beneficiary or such other person, in the manner that the Committee may reasonably and in good faith determine to be necessary or advisable to avoid the imposition of such penalty tax.  This Section 13(f) does not create an obligation on the part of the Company to modify the IMAX LTIP or this Agreement and does not guarantee that the Earned PSUs will not be subject to taxes, interest and penalties under Section 409A.

(ii)Notwithstanding anything to the contrary in the IMAX LTIP or this Agreement, to the extent that the PSUs constitute deferred compensation for purposes of Section 409A and Participant is a “Specified Employee” (within the meaning of the Committee’s established methodology for determining “Specified Employees” for purposes of Section 409A), no payment or distribution of any amounts with respect to the Earned PSUs that are subject to Section 409A may be made before the first business day following the six (6) month anniversary from the Participant’s Separation from Service from the Company Group (as defined in Section 409A) or, if earlier, the date of the Participant’s death.

(g)Successor.  Except as otherwise provided herein, this Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Company, and to any Permitted Transferee pursuant to Section 7.

(h)Choice of Law.  Except as to matters of federal law, this Agreement and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of New York (other than its conflict of law rules).

(i)Clawback. Any awards made pursuant to the IMAX LTIP shall be subject to clawback or recoupment as permitted or mandated in the Employment Agreement and by applicable law, rules, regulations or any Company policy as enacted, adopted or modified from time to time.

[Signatures on Following Page]

IMAX CORPORATION

By:
Name:	Robert Lister
Title:	Chief Legal Officer and Senior Executive Vice President

By:
Name:	Kenneth Weissman
Title:	Senior Vice President, Legal Affairs & Corporate Secretary

The undersigned hereby acknowledges having read the IMAX LTIP and this Agreement, and hereby agrees to be bound by all the provisions set forth in the IMAX LTIP and this Agreement.

Name (Printed):
Signature:
Date:

Exhibit A: Performance Vesting Criteria

[Note: To be included separately]